EXHIBIT 21.1

Rice Midstream Partners LP
Subsidiaries

Company	Jurisdiction of Organization
Rice Midstream OpCo LLC	Delaware

Rice Poseidon Midstream LLC	Delaware

Rice Water Services (OH) LLC	Delaware

Rice Water Services (PA) LLC	Delaware

Vantage Energy II Access, LLC	Delaware

Vista Gathering, LLC	Delaware